Exhibit 10.13

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (this “Agreement”) is entered into in Beijing as of July 20, 2018 by and among the following parties:

(1)                                 Beijing Luckin Coffee Co., Ltd. (the “WFOE”), a wholly foreign-owned enterprise registered in Beijing, the People’s Republic of China (“China” or “PRC”), under the laws of China;

(2)                                 Beijing Luckin Coffee Technology Ltd. (“Luckin Tech”), a domestic company registered in Beijing, China,  under the laws of China; and

(3)                                 each of the persons listed under Schedule 1 (each, a “Shareholder” and collectively, the “Shareholders”)

(Each of WFOE, Luckin Tech and each of the Shareholders, a “Party”, and collectively the “Parties”).

RECITALS

(A)                               WHEREAS, the Shareholders hold 100% shares in Luckin Tech;

(B)                               WHEREAS, the WFOE and Luckin Tech entered into a master exclusive service agreement dated on July 20, 2018;

(C)                               WHEREAS, the WFOE, Luckin Tech and the Shareholders entered into a business cooperation agreement dated July 20, 2018;

(D)                               WHEREAS, the WFOE, Luckin Tech and the Shareholders entered into a share pledge agreement on July 20,  2018 (the “Share Pledge Agreement”);

(E)                                WHEREAS, as the consideration for the WFOE and its affiliates to provide Luckin Tech with services necessary for their business operation, the WFOE has requested the Shareholders to grant the WFOE an exclusive option through this Agreement which can be exercised by the WFOE or the WFOE’s designee, and the Shareholders have agreed to grant such exclusive option to purchase all or part of the shares held by the Shareholders in Luckin Tech.

(F)                                 NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.                                      Target Shares

1.1                               The WFOE shall have the right to require the Shareholders to transfer any and all of the shares of Luckin Tech the Shareholders hold (the “Target Shares”) to the WFOE and/or a third party designated by the WFOE (the “Designee”), in whole or in part, subject to the WFOE’s specific requirements (“Share Transfer Option”), and the Shareholders shall transfer the Target Shares to the WFOE and/or its Designee, who shall have exclusive rights over the Share Transfer Option, in accordance with the WFOE’s requirements under the following circumstances:

1.1.1                     Where the WFOE and/or its Designee can legally own all or part of the Target Shares under the laws and administrative regulations of China; or

1.1.2                     Any other circumstances deemed as appropriate or necessary by the WFOE in its sole discretion.

1.2                               The WFOE shall have the right to exercise its purchase right in whole or in part and to acquire the Target Shares in whole or in part without any limit at any time and from time to time.

1.3                               The WFOE may designate any third party to acquire the Target Shares in whole or in part and the Shareholders shall not refuse and shall transfer the Target Shares in whole or in part to such Designee as requested by the WFOE.

1.4                               Prior to the transfer of the Target Shares to the WFOE or its Designee according to this Agreement, the Shareholders shall not transfer the Target Shares to any third party without the WFOE’s prior written consent.

2.                                      Procedures

2.1                               Concurrent with the execution of this Agreement, the Shareholders shall execute and deliver to the WFOE the Share Transfer Agreement in the format set forth in Schedule 2 attached hereto.

2.2                               If the WFOE decides to exercise the Share Transfer Option pursuant to Section 1.1 hereinabove, it shall send written notice to Luckin Tech and the Shareholders which specifies the proportion of the Target Shares to be acquired and identifies the transferee (the “Share Purchase Notice”). Luckin Tech and the Shareholders shall furnish all materials and documents necessary for the registration of said share transfer within seven days after the date of Share Purchase Notice;

2.3                               If at the time of exercising the Share Transfer Option, more than one Shareholder hold shares in Luckin Tech, each Shareholder and Luckin Tech shall cause such other Shareholders to provide their written consent to the transfer of the Target Shares to the WFOE and/or the Designee(s) and to waive any preemptive right related thereto;

2.4                               Luckin Tech and the Shareholders shall cause a Share Transfer Agreement to be duly executed with respect to each transfer to the WFOE and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Share Purchase Notice regarding the Target Shares;

2.5                               The relevant Parties shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Target Shares to the WFOE and/or the Designee(s), unencumbered by any security interests, and cause the WFOE and/or the Designee(s) to become the registered owner(s) of the Target Shares. For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and the Share Pledge Agreement.

3.                                      Transfer Price

3.1                               The total transfer price for the Target Shares shall be the lowest price allowable under PRC laws and administrative regulations at the time of said transfer (“Transfer Price”). If the Target Shares are transferred in installments, the due transfer price for each installment shall be determined in accordance with the proportion of Target Shares under said transfer. The Shareholders shall transfer the Transfer Price and affiliated benefits to the WFOE or the entity designated by the WFOE at nil consideration immediately after receiving the Transfer Price and affiliated benefits.

3.2                               All the taxes, fees and expenses arising from the transfer of the Target Shares shall be borne by each Party respectively in accordance with the Laws of China.

4.                                      Covenants

4.1                               Covenants of Luckin Tech and the Shareholders

The Shareholders (as the shareholders of Luckin Tech) and Luckin Tech hereby covenant as follows:

4.1.1                     Without the prior written consent of the WFOE, they shall not in any manner supplement, change or amend the articles of association and bylaws of Luckin Tech, increase or decrease its registered capital, or change the structure of its registered capital in other manners;

4.1.2                     They shall maintain Luckin Tech’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

4.1.3                     Without the prior written consent of the WFOE, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Luckin Tech (except in the ordinary course of business), or legal or beneficial interest in the business or revenues of Luckin Tech, or allow the encumbrance thereon of any security interest;

4.1.4                     Without the prior written consent of the WFOE, they shall not incur, inherit, guarantee or assume any debt, except for debts incurred in the ordinary course of business;

4.1.5                     They shall always operate all of Luckin Tech’s businesses during the ordinary course of business to maintain the asset value of Luckin Tech and refrain from any action/omission that may adversely affect Luckin Tech’s operating status and asset value;

4.1.6                     Without the prior written consent of the WFOE, they shall not cause Luckin Tech to execute any material contract, except the contracts executed in the ordinary course of business (for purpose of this subsection, the WFOE may define a material contract at its sole discretion);

4.1.7                     Without the prior written consent of the WFOE, they shall not cause Luckin Tech to provide any person with any loan or credit other than in the course of ordinary business;

4.1.8                     They shall provide the WFOE with information on Luckin Tech’s business operations and financial condition at WFOE’s request;

4.1.9                     If requested by the WFOE, they shall procure and maintain insurance in respect of Luckin Tech’s assets and business from an insurance carrier acceptable to the WFOE, at an amount and type of coverage typical for companies that operate similar businesses;

4.1.10              Without the prior written consent of the WFOE, they shall not cause or permit Luckin Tech to merge, consolidate with, acquire or invest in any person;

4.1.11              They shall immediately notify the WFOE of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Luckin Tech’s assets, business or revenue;

4.1.12              To maintain the ownership by Luckin Tech of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

4.1.13              Without the prior written consent of the WFOE, they shall ensure that Luckin Tech shall not in any manner distribute dividends to its shareholder(s), provided that upon the WFOE’s written request, Luckin Tech shall immediately distribute part or all distributable profits to its shareholder(s) who shall in turn immediately and unconditionally pay or transfer to the WFOE any such distribution;

4.1.14              At the request of the WFOE, they shall appoint any persons designated by the WFOE as the directors and/or executive director of Luckin Tech;

4.1.15              They shall cause the meeting of shareholders and the board of directors of Luckin Tech to pass shareholders’ resolutions and board resolutions in accordance with the instruction of the WFOE;

4.1.16              Unless otherwise mandatorily required by PRC laws, Luckin Tech shall not be dissolved or liquated without prior written consent by the WFOE.

4.2                               Covenants regarding Shares in Luckin Tech

Each Shareholder hereby covenants as follows:

4.2.1                     Without the prior written consent of the WFOE, the Shareholder shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the Target Shares or allow the encumbrance thereon of any security interest, except for the pledge placed on the Target Shares in accordance with the Share Pledge Agreement;

4.2.2                     The Shareholder shall cause the shareholders’ meeting and/or the board of directors and/or the executive directors of Luckin Tech not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the Target Shares or allow the encumbrance thereon of any security interest, without the prior written consent of the WFOE, except for the pledge placed on the Target Shares in accordance with the Share Pledge Agreement;

4.2.3                     The Shareholder shall cause the shareholders’ meeting or the board of directors and/or the executive directors of Luckin Tech not to approve the merger or consolidation with any person, or the acquisition of or investment in any person, without the prior written consent of the WFOE;

4.2.4                     The Shareholder shall immediately notify the WFOE of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Target Shares;

4.2.5                     At the request of the WFOE at any time, the Shareholder shall promptly and unconditionally cause the transfer of the Target Shares to be approved and consummated as set forth in  this Agreement;

4.2.6                     To the extent necessary to maintain the Shareholder’s ownership in Luckin Tech, the Shareholder shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

4.2.7                     The Shareholder shall appoint any designee of the WFOE as the director and/or executive director of Luckin Tech, at the request of the WFOE;

4.2.8                     The Shareholders shall promptly donate any profit, interest, dividend or proceeds of liquidation received from Luckin Tech to the WFOE or any other entity designated by the WFOE to the extent permitted under applicable PRC laws; and

4.2.9                     The Shareholder shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among the Shareholder, the WFOE and Luckin Tech, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability hereof and thereof. To the extent that the Shareholder has any remaining rights with respect to the shares subject to this Agreement hereunder or under the Share Pledge Agreement or under the proxy agreement and power of attorney granted in favor of the WFOE, the Shareholder shall not exercise such rights except in accordance with the written instructions of the WFOE.

5.                                      Representations and Warranties

The Shareholders and Luckin Tech hereby represent and warrant to the WFOE, jointly and severally, as of the date of this Agreement and each date of transfer of the Target Shares, that:

5.1                               The Shareholders and Luckin Tech have the authority to execute and deliver this Agreement and any relevant Share Transfer Agreement concerning the Target Shares to be transferred thereunder, and to perform their obligations under this Agreement and any Share Transfer Agreements;

5.2                               The execution and delivery of this Agreement or any Share Transfer Agreements and the performance of any obligations under this Agreement or any Share Transfer Agreements: (i) do not cause any violation of any applicable laws of China; (ii) are not inconsistent with the articles of association, bylaws or other organizational documents of Luckin Tech; (iii) do not cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) do not cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to any of them; and (v) do not cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to any of them;

5.3                               The Shareholders have good and merchantable title to the Target Shares. Except for the Share Pledge Agreement, the Shareholders have not placed any security interest on the Target Shares;

5.4                               Luckin Tech has good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets, except for encumbrance disclosed to the WFOE for which WFOE’s written consent has been obtained ;

5.5                               Luckin Tech does not have any outstanding debts, except for (i) debts incurred in the ordinary course of business; and (ii) debts disclosed to the WFOE for which WFOE’s written consent has been obtained; and

5.6                               Luckin Tech has complied with all laws and regulations of China applicable to asset acquisitions.

6.                                      Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Share Transfer Agreement, as well as the consummation of the transactions contemplated under this Agreement and the Share Transfer Agreement.

7.                                      Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or regulations or rules of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, provided that such legal counsel or financial advisor is also bound by confidentiality duties similar to the duties set out in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

8.                                      Assignment

8.1                               Luckin Tech and the Shareholders shall not assign any of their respective rights or obligations under this Agreement to any third party without the prior written consent of the WFOE.

8.2                               Luckin Tech and the Shareholders hereby agree that the WFOE may assign its rights and obligations under this Agreement as the WFOE may decide at its sole discretion, and such assignment shall only be subject to a written notice sent to Luckin Tech and the Shareholders.

9.                                      Entire Agreement and Amendment to Agreement

9.1                               This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall substitute any and all prior oral agreements, contracts, understandings and communications made by the Parties with respect to the subject matter of this Agreement.

9.2                               Any modification of this Agreement shall be made in a written form and shall only become effective upon execution by all Parties of this Agreement. Modifications and supplements to this Agreements duly executed by the Parties shall be parts of this Agreement and shall have the same legal effect as this Agreement.

9.3                               In the event that at the time of the Target Shares transfer, it is necessary to modify the form of the “Share Transfer Agreement” set forth in Schedule 2 attached hereto pursuant to the then effective PRC laws and administrative regulations, the Parties shall make such modifications in good faith in compliance with PRC laws and administrative regulations.

9.4                               The Schedules are an integral part of this Agreement and have the same legal effects as the other parts of the Agreement.

10.                               Governing Law

This Agreement shall be construed in accordance with and governed by the laws of China.

11.                               Dispute Resolution

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, such dispute shall be submitted to the Beijing Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration and the place of arbitration shall be in Beijing. The arbitral award shall be final and binding upon all Parties.

12.                               Effective Date and Term

12.1                        This Agreement shall be signed and take effect as of the date first set forth above.

12.2                        This Agreement shall remain effective as long as Luckin Tech exists unless terminated as provided in Section 13.

13.                               Termination

13.1                        Neither of the Shareholders and Luckin Tech shall have the right to terminate this Agreement. This Agreement shall be terminated i) by the WFOE at any time with thirty (30) days advance written notice to Luckin Tech and the Shareholders; ii) upon the transfer of all the shares held by the Shareholders to the WFOE and/or a third party designated by the WFOE pursuant to the Exclusive Option Agreement.

If any Shareholder cease to hold any shares in Luckin Tech with the prior approval of WFOE, such Shareholder shall no longer be a party of this Agreement, but this Agreement shall remain in full effect to any other Shareholder and Luckin Tech.

14.                               Indemnities and Remedies

14.1                        Either Party shall forthwith on demand indemnify the other Party against any claim, loss, liability or damage (“Loss”) which such Party shall incur as a consequence of any breach by the other Party of this Agreement provided that neither Party shall be liable to indemnify the other Party for any Loss to the extent that such Loss arises from the willful misconduct, breach of applicable law, regulation or contractual obligation or from the material negligence of the other Party or its directors, officers, employees, or agents.

14.2                        The Parties agree that this section shall survive the termination or expiration of this Agreement.

15.                               Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when a notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date when the postage prepaid registered airmail is posted (as evidenced by the postmark), or on the fourth (4th) day after the date when the notice is delivered to an internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon receipt as evidenced by the time shown in the transmission confirmation for the relevant documents.

16.                               Severability

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

17.                               Counterparts

This Agreement shall be executed in five originals by all Parties, with each Party holding one original. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

18.                               Languages

Both Chinese and English versions of this Agreement shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

Beijing Luckin Coffee Co., Ltd.
Authorized Representative: Zhiya Qian

Signature:	/s/ Zhiya Qian
Seal: (Seal)
/s/ Seal of Beijing Luckin Coffee Co., Ltd.

Beijing Luckin Coffee Technology Ltd.
Authorized Representative: Zhiya Qian

Signature:	/s/ Zhiya Qian
Seal: (Seal)
/s/ Seal of Beijing Luckin Coffee Technology Ltd.

Zhiya Qian

Signature:	/s/ Zhiya Qian

Jinyi Guo

Signature:	/s/ Jinyi Guo

Min Chen

Signature:	/s/ Min Chen